EXHIBIT 7.07

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of September 29, 2020 (this “Limited Guarantee”), by Mr. Li Yuebiao and Ms. Zhang Zhuo (collectively, the “Guarantors”, and each, a “Guarantor”), in favor of NEWATER TECHNOLOGY, INC., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

1. LIMITED GUARANTEE.   (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date of this Limited Guarantee (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), GREEN FOREST HOLDING LIMITED, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Guaranteed Party pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally, and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of the payment obligations of Parent with respect to the payment of such Guarantor’s respective Pro Rata Percentage (as defined in Section 16 below) of (i) the total Tier I Parent Termination Fee pursuant to Section 8.3(b) of the Merger Agreement and the total Tier II Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement; and (ii) the total reimbursable expenses pursuant to Section 8.3(d) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall any Guarantor’s aggregate liability under this Limited Guarantee (exclusive of reimbursement of expenses and any other obligations, if applicable, pursuant to Section 1(b) hereof) exceed such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations (the “Pro Rata Maximum Amount”). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guarantee. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(b) If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of the Guarantors’ liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, on demand, become immediately due and payable and each Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Guaranteed Obligations (subject to such Guarantor’s respective Pro Rata Maximum Amount, to the extent applicable). In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantor for the full amount of the Guaranteed Obligations (subject to such Guarantor’s respective Pro Rata Maximum Amount, to the extent applicable), regardless of whether any action is brought against Parent, Merger Sub or any other Guarantor. Each Guarantor severally agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Guaranteed Obligations and not included within a determination of such Guarantor’s respective Pro Rata Maximum Amount, if (i) any Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) any Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

(c) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached, and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantors to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defenses”).

2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect each Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made (subject to such Guarantor’s respective Pro Rata Maximum Amount, to the extent applicable). This Limited Guarantee is an unconditional guarantee of payment and not of collectability, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantors hereunder or to pursue any other remedy in the Guaranteed Party’s power whatsoever. Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. Each Guarantor reserves the right to assert as a defense to such payment by the Guarantors under this Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Guaranteed Obligations under the Merger Agreement, other than defenses arising from bankruptcy or insolvency or Parent or Merger Sub and other defenses expressly waived herein.

3. CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS.  Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that his/her obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, any other Guarantor, or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantors with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of the Guarantors or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the limited partnership, limited liability company, corporate or other existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which any Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (h) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Parent or Merger Sub, or any defect in the formation of Parent or Merger Sub; (i) any act or omission by Parent or Merger Sub which directly or indirectly results in or aids in the discharge or release of Parent or Merger Sub or any portion of the Guaranteed Obligations by operation of Law or otherwise; or (j) any lack of validity or enforceability of the Merger Agreement or of any other agreement or instrument referred to therein. To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices required to be provided to Parent and Merger Sub under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a material breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement or this Limited Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of each Guarantor’s obligations hereunder.). Each Guarantor acknowledges that he or she will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Each Guarantor hereby covenants and agrees that he or she shall not institute, directly or indirectly, and shall cause his or her Affiliates not to institute, directly or indirectly, any proceeding asserting or asserting as a defense in any proceeding, (i) the Prohibited Defenses or, (ii) subject to (x) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (y) general equitable principles (whether considered in a proceeding in equity or at law), that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby against any Guarantor or any Non-Recourse Party (as defined below), except for (1) claims against any Guarantor under this Limited Guarantee (subject to the limitations contained herein), (2) claims against Parent and Merger Sub to the extent permitted by the Merger Agreement (subject to the limitations contained therein), (3) claims seeking the Equity Financing to be funded to effect the consummation of the Merger, and (4) claims against the Rollover Shareholders pursuant to the terms of the Rollover Agreement and the Voting Agreement. The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is indefeasibly relieved of all or a portion of its payment obligations under the Merger Agreement (other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses waived hereby), each Guarantor shall be similarly relieved of his or her Guaranteed Obligations under this Limited Guarantee.

4. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other Guarantor shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5. NO SUBROGATION.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that such Guarantor may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee (subject to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by such Guarantor under this Limited Guarantee (which shall be subject to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable) shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of all amounts payable by such Guarantor under this Limited Guarantee (which shall be subject to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by such Guarantor under this Limited Guarantee.

6. REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby represents and warrants that:

(a) such Guarantor is a resident of PRC and has the requisite capacity to execute, deliver and perform this Limited Guarantee;

(b) the execution and delivery of, and the performance under, this Limited Guarantee by such Guarantor (i) does not and will not violate any applicable Law, judgment or order binding on such Guarantor, (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by such Guarantor, (iii) does not and will not cause any Liens to be created or imposed upon any of such Guarantor’s assets or property or (iv) violate, conflict with, require consent under, or result in the breach of or loss of benefit under, or constitute a default under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the Contracts to which such Guarantor is a party or by which he/she or any of his/her property is or may be bound or affected;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(d) such Guarantor has the financial capacity to pay and perform his or her obligations under this Limited Guarantee in full, and all funds necessary for the Guarantor to fulfill his or her obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

7. NO ASSIGNMENT.  The provisions of this Limited Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guarantee nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided that no assignment by either party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Limited Guarantee will be null and void.

8. NOTICES. All notices, requests, claims, demands and other communications under this Limited Guarantee shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by email or facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this Limited Guarantee), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

(a) If to the Guarantors:

Mr. Li Yuebiao and Ms. Zhang Zhuo

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

+(86) 13953558666

with a copy to (which copy shall not constitute notice):

DLA Piper
20th Floor, South Tower Beijing Kerry Center
No.1 Guanghua Road, Chaoyang District
Beijing 100020, PRC
Attention: James Chang, Esq.
Facsimile: +86 10 8520 0700
Email: james.chang@dlapiper.com

(b) If to the Guaranteed Party:

NEWATER TECHNOLOGY, INC.

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264003, PRC

with a copy to (which copy shall not constitute notice):

MagStone Law, LLP

1001 Avenue of the Americas, Suite 1105

New York, NY 10018, USA

Attention: Yue Li, Esq.

Facsimile: +1 (917) 732-7691

Email: markli@magstonelaw.com

9. CONTINUING GUARANTEE.  This Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, his or her successors and assigns until all of the Guaranteed Obligations have been fully performed. Notwithstanding the foregoing, this Limited Guarantee shall terminate and each Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of: (i) the Effective Time, if the Closing occurs, (ii) the payment in full of the Guaranteed Obligations; and (iii) the date falling six (6) months from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to any Guarantor by such date; provided that if the Guaranteed Party has presented such a bona fide written claim by such date, this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution. If any payment or payments made by Parent or Merger Sub, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

10. NO RECOURSE. Each Guarantor shall have no obligations under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee. No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including, without limitation, by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any former, current or future equity holders, controlling Person, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing, excluding however the Guarantors, Parent, Merger Sub, Rollover Shareholders and their respective successors and assigns (each, a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”) in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guarantee or the Merger Agreement or the transactions contemplated hereby or thereby, except for claims (i) against the Guarantors and their respective successors and assignees under and to the extent provided in this Limited Guarantee, the Share Subscription Agreement, and the Rollover Agreement, in each case, pursuant to the terms thereof, (ii) against Parent or Merger Sub under and to the extent provided in the Merger Agreement, and (iii) against Parent and the Rollover Shareholders under and to the extent provided in the Voting Agreement and the Rollover Agreement (the claims described in clauses (i) through (iii), collectively, the “Retained Claims”).

11. GOVERNING LAW; JURISDICTION. This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 11. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 11, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 11(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 11(a) in any way.

12. COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guarantee may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guarantee is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13. SEVERABILITY. The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Limited Guarantee or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to such Guarantor’s Pro Rata Maximum Amount, to the extent applicable, or the provisions set forth in Section 10 hereof. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

14. NO THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

15. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

16. SEVERAL LIABILITY. Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several but not joint, based upon its respective percentage as set forth opposite such Guarantor’s name below (“Pro Rata Percentage”).

Guarantor	Pro Rata Percentage
Mr. Yuebiao Li	60%
Mr. Zhuo Zhang	40%

17. MISCELLANEOUS.

(a) This Limited Guarantee, together with the Merger Agreement (including any schedules and exhibits thereto), constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

(b) The descriptive headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee.

(c) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

NEWATER TECHNOLOGY, INC.

By:	/s/ Zhicun Chen
Name:	Zhicun Chen
Title:	Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantors have executed and delivered this Limited Guarantee as of the date first written above.

Li Yuebiao

By:	/s/ Li Yuebiao

Zhang Zhuo

By:	/s/ Zhang Zhuo

[Signature Page to Limited Guarantee]

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